EXHIBIT 5



                        VENABLE, BAETJER AND HOWARD, LLP
                     1800 MERCANTILE BANK & TRUST BUILDING
                                2 HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201



                                                                    May 31, 1995



Mercantile Bankshares Corporation
Two Hopkins Plaza
P.O. Box 1477
Baltimore, Maryland 21203
Ladies and Gentlemen:



    We have acted as counsel to Mercantile Bankshares Corporation, a Maryland corporation ("Mercshares"), in connection with the preparation of the Registration Statement on Form S-4 of Mercshares (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,799,562 shares (the "Shares") of Mercshares' common stock, par value $2.00 per share ("Mercshares Common Stock"), issuable pursuant to the Agreement and Plan of Affiliation and Share Exchange (the "Affiliation Agreement"), dated December 15, 1994, by and between Mercshares and The Sparks State Bank ("Sparks") whereby each holder of Sparks Common Stock, par value $10.00 per share ("Sparks Common Stock"), on the date of consummation (other than a Sparks Stockholder who follows the procedures with respect to dissenting stockholders set forth in Title 3, Subtitle 2 of the Maryland General Corporation Law) will be deemed, without further act, to have automatically exchanged his shares of Sparks Common Stock for the Mercshares Common Stock, on the basis of two and one-third shares of Mercshares Common Stock for each share of Sparks Common Stock.



    In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and By-laws of Mercshares, as amended and as currently in effect; (iii) certain resolutions of the Board of Directors of Mercshares relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Affiliation Agreement; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Mercshares and others.



    Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of Sparks Common Stock pursuant to the terms of the Affiliation Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.



    We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus and Proxy Statement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.



                                       Very truly yours,

                                       /s/ VENABLE, BAETJER AND HOWARD, LLP